Exhibit 99.1


              [INDEPENDENCE COMMUNITY BANK CORP. LETTERHEAD]


                                                             PRESS RELEASE
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                               195 Montague Street * Brooklyn,  New York 11201


               INDEPENDENCE COMMUNITY BANK CORP. TO ACQUIRE
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                         MORTGAGE WAREHOUSE LOANS
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     Brooklyn, New York - October 30, 2003 - Independence Community Bank Corp

(Nasdaq: ICBC) announced today that its wholly owned subsidiary, Independence

Community Bank, has entered into an agreement to acquire certain mortgage warehouse loans from The Provident Bank. The transaction is expected to be completed in November, 2003.


     Independence Community Bank currently provides mortgage warehouse lines of credit and deposit services to mortgage bankers headquartered in New

England and the Mid-Atlantic through its mortgage warehouse funding operation.

The mortgage warehouse lines of credit are extended to mortgage banking firms to fund the origination of one-to-four family mortgage loans. Upon completion of the purchase involving 19 lines with $207 million in commitments,

Independence Community Bank's mortgage warehouse funding operation will be one of the largest providers of mortgage warehouse credit in its market area, with lines totaling more than $1.4 billion to over 100 clients.



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     Alan H. Fishman, President and CEO of Independence Community Bank Corp.,

said: "This acquisition provides us an even greater advantage in this attractive line of business. We are now better positioned to serve our mortgage warehouse customers and to grow this business, which has been and continues to be a strategic focus for the Bank."


     Independence Community Bank Corp. is the holding company for

Independence Community Bank.  The Bank, originally chartered in 1850,

currently operates 79 full service branches located in the greater New York

City metropolitan area, which includes the five boroughs of New York City,

Nassau, Suffolk and Westchester Counties, and northern New Jersey.  The Bank has three key business divisions: Commercial Real Estate Lending, Consumer

Banking and Business Banking and is actively targeting small and mid-size businesses.  The Bank maintains its community orientation by serving urban communities a wide range of financial products and by emphasizing customer service, superior value and convenience.  The Bank's web address is

www.myindependence.com.
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______________________________________________________________________________
   Contact:    Frank W. Baier , Chief Financial Officer  -- (718) 923-3506
















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